Exhibit 99.1

Petrohawk Energy Corporation Announces

Fourth Quarter and Full Year 2010 Financial Results

Debt to Proved Reserves Decreases to $0.78/Mcfe

Company Employs Breakthrough Schlumberger Frac Technology

Successfully in the Eagle Ford Shale

HOUSTON—Feb 22, 2011— Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE: HK) today announced its fourth quarter and full year 2010 financial results and provided guidance on its production and unit cost outlook for 2011. Additionally, the Company provided details on well results using the Hiway Frac solution from Schlumberger.

“Petrohawk is positioned well for outstanding performance in 2011 and 2012,” said Floyd C. Wilson, the Company’s Chairman and CEO. “Our year-end results reflect a cleaner, more concentrated and higher-performing company than any other time in our history. We generated strong cash flows in 2010, and looking ahead, we expect our premium assets will offer years of economic project inventory to fuel future growth.  We are in the early innings of the efficiencies and performance enhancements that we expect will accelerate returns in the Haynesville/Bossier and Eagle Ford Shales, where Petrohawk continues to innovate. Our financial health, liquidity, and divestiture opportunities support our ability to execute our business plan and deliver this value to shareholders.”

Fourth Quarter and Full Year 2010 Financial Results

Petrohawk generated revenues of $402.0 million for the quarter ended December 31, 2010 and revenues of approximately $1.6 billion for the full year 2010. Cash flows from operations before changes in working capital (cash flow from operations, a non-GAAP measure) were $211.3 million, or $0.70 per fully diluted common share for the quarter, and $745.9 million, or $2.47 per fully diluted common share, for the full year.

Petrohawk reported a net loss for the quarter of $0.26 per fully diluted common share, or $79.6 million. After adjusting for selected items, the Company’s quarterly net income was $31.4 million, or $0.11 per fully diluted common share (see Selected Item Review and Reconciliation table for additional information). The fourth quarter net loss was primarily affected by 1) an unrealized loss relating to future derivative contracts, primarily natural gas; 2) a loss from discontinued operations resulting from the writedown of the Fayetteville Shale midstream assets; 3) non-cash charges related to the write-off of debt issuance costs associated with Petrohawk’s senior revolving credit facility; and, 4) Non-cash deferred income tax adjustments.

As stated in its press release dated February 1, 2011, the Company produced an average of 562 million cubic feet natural gas equivalent per day (Mmcfe/d) during 2010, pro forma for approximately 113 Mmcfe/d that was divested during the year. Total reported production for the fourth quarter was 70.1 billion cubic feet of natural gas equivalent (Bcfe), which includes 65.1 billion cubic feet (Bcf) of natural gas and 820 thousand barrels (MBbls) of oil and natural gas liquids. Production of oil and natural gas liquids increased 136% over fourth quarter 2009, when Petrohawk produced 348 MBbls.

Before the effect of derivatives, the Company realized an average price of $3.54 per Mcf of natural gas and $81.13 per barrel of oil during fourth quarter 2010. For the full year 2010, Petrohawk realized an average price of $4.18 per Mcf of natural gas, or 95% of NYMEX, and $76.98 per barrel of oil, or 97% of NYMEX. Realized prices for natural gas liquids were $40.91 per barrel for fourth quarter 2010 and $38.03 per barrel for the full year. Taking into account the effect of hedges, the Company realized $5.22 per Mcf of natural gas and $76.90 per barrel of oil for the full year. Petrohawk collected $243 million in realized hedges during 2010.

During the fourth quarter, per unit lease operating expense was $0.22 per thousand cubic feet of natural gas equivalent (Mcfe), or $15.2 million, a decrease of 34% compared to the fourth quarter 2009. Lease operating expense for the year was $64.7 million, or $0.26 per Mcfe, compared to $0.43 per Mcfe for 2009. Total per unit cash operating expenses (including lease operating, workover, taxes other than income, gathering and transportation, and general and administrative) were $1.49 per Mcfe for the fourth quarter of 2010, compared to $1.90 per Mcfe for the fourth quarter of 2009. Total per unit cash operating expense was $1.56 per Mcfe for 2010, compared to $1.73 per Mcfe for 2009.

Liquidity and Capitalization

As of December 31, 2010, Petrohawk had $146 million drawn on its revolving credit facility. Total available liquidity at the end of the year was approximately $1.4 billion on its oil and gas borrowing base of $1.55 billion with an additional $38 million of borrowing capacity based on the Company’s midstream businesses. Liquidity was enhanced during 2010 by $2.1 billion of proceeds from a series of divestitures of non-core assets, including half of Petrohawk’s midstream business in the Haynesville Shale and Petrohawk’s oil and natural gas interests in the Fayetteville Shale, Terryille field, WEHLU field, and other miscellaneous properties in the Mid-Continent region. At year-end 2010, the Company’s net debt-to-total book capitalization was approximately 43%, down from 44% at year-end 2009. Based on the Company’s estimated proved reserves of 3.4 Tcfe at year end 2010, debt / proved reserves was $0.78/Mcfe, the lowest in Petrohawk’s history.

In 2010 and earlier this year, Petrohawk refinanced its senior notes due in 2012 and 2013 with new senior notes due 2018 at lower interest rates, making 2014 its earliest maturity of long-term debt.

2011 Guidance

The midpoint of full year 2011 production guidance is 885 Mmcfe/d (781 Mmcf/d + 11.6 Mbo/d + 5.7 Mbngl/d), representing an estimated 31% year over year increase and a 57% year over year increase pro forma for 2010 divestitures. The midpoint of first quarter 2011 production guidance is 770 Mmcfe/d (703 Mmcf/d + 6.6 Mbo/d + 4.3 Mbngl/d), representing an estimated 15% pro forma growth over fourth quarter 2010.

Petrohawk has substantially hedged its expected future oil production with 2011 hedged volumes of 2,008 MBbls with an average floor of $78.00/Bbl and an average ceiling of $98.88/Bbl. Oil volumes hedged for 2012 were 82% higher than 2011, reflecting the Company’s expected increase in production primarily from the Eagle Ford Shale. These 2012 volumes are hedged at an average floor of $77.00/Bbl and an average ceiling of $100.00/Bbl. A summary of Petrohawk’s derivative positions for 2011 and 2012 can be found on the Company’s website, http://www.petrohawk.com.

Additional guidance items for the full year 2011 are as follows:

Production (Mmcfe/d)	875 - 895

Lease Operating Expense ($/Mcfe)	$0.18 - $0.25

Workover Expense and Other ($/Mcfe)	$0.03 - $0.05

Production (Ad Valorem and Severance) Taxes ($/Mcfe)	$0.08 - $0.18

Gathering, Transportation and Other ($/Mcfe)	$0.68 - $0.78

General and Administrative ($/Mcfe)(1)	$0.43 - $0.53

Income Taxes - Effective rate of 39 – 41%

Realized prices are estimated as a percentage of NYMEX.

Gas:	93-97%

Oil:	88-94%

NGL (as a percentage of crude price):	42-48%

(1) Excludes non-cash stock based compensation charges of $0.06 - $0.12 per Mcfe.

Company Employs Breakthrough Schlumberger Frac Technology Successfully in the Eagle Ford Shale

Petrohawk implemented Schlumberger’s MP7 (HiWAY) flow-channel fracturing technique since October 2010 on a select number of wells as a trial to determine the impact of this novel methodology on horizontal multistage production in the Eagle Ford Shale. The initial tests were located in various areas of Hawkville Field.  The HiWAY fracturing technique combines fit-for-purpose fracture modeling, fracturing fluids and high-frequency proppant pulsations.  The HiWAY method effectively creates flow channels within the fracture network and increases the overall stimulated reservoir volume and permeability.

Initial production results from this limited set of wells reflect average production increases of approximately 37% in the areas with gas and natural gas liquids and an average of approximately 32% in the high condensate yield areas. Additionally, EUR increases from the limited trial, based on internal estimates, ranged from 25% to 90% higher as compared to offsetting wells completed with conventional fracturing techniques.  Petrohawk has converted

100% of frac services provided by Schlumberger in the Eagle Ford to HiWAY. Currently, Petrohawk is utilizing all available capacity of this technology.

Any changes to expectations for the Company’s Eagle Ford Shale productivity and EURs as a result of the use of HiWAY will be made after additional data is gathered. The Company has released additional data on its results using HiWAY on its website, www.petrohawk.com.

Petrohawk Fourth Quarter and Full Year 2010 Earnings Conference Call

Petrohawk Energy Corporation (NYSE: HK) has scheduled a conference call for Tuesday, February 22, 2011 at 10:30 a.m. EST (9:30 a.m. CST) to discuss fourth quarter and full year 2010 financial and operating results. To access, dial 888-791-4321 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 6175430. International callers may also participate by dialing 913-312-0644. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 1, 2011. To access the replay, please dial 888-203-1112 and reference conference ID 6175430. International callers may listen to a playback by dialing 719-457-0820. In addition, the call will be webcast live on Petrohawk’s website at http://www.petrohawk.com. A replay of the call will be available at that site through March 8, 2011.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and natural gas with properties concentrated in North Louisiana, in the Haynesville Shale, and South Texas, in the Eagle Ford Shale.

For more information contact Joan Dunlap, Vice President - Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions including that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; risks associated with the timing of and potential proceeds from divestitures; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and storage and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Operating revenues:
Oil and natural gas	$286,648	$239,923	$1,107,401	$732,137
Marketing	114,592	103,956	475,030	320,121
Midstream	755	7,694	15,425	18,418
Total operating revenues	401,995	351,573	1,597,856	1,070,676
Operating expenses:
Marketing	128,394	105,265	521,378	316,987
Production:
Lease operating	15,171	22,840	64,744	78,700
Workover and other	11,412	956	18,119	2,749
Taxes other than income	(5,483)	17,703	9,171	57,360
Gathering, transportation and other:
Oil and natural gas	50,516	16,886	149,735	69,287
Midstream	1,025	4,899	11,302	10,695
General and administrative:
General and administrative	32,369	40,534	130,672	96,551
Stock-based compensation	6,191	3,696	23,229	14,458
Depletion, depreciation and amortization	145,895	104,947	456,996	391,609
Full cost ceiling impairment	—	105,958	—	1,838,444
Total operating expenses	385,490	423,684	1,385,346	2,876,840
Amortization of deferred gain	31,395	—	155,234	—
Income (loss) from operations	47,900	(72,111)	367,744	(1,806,164)
Other (expenses) income:
Net (loss) gain on derivative contracts	(44,849)	63,888	301,121	260,248
Interest expense and other	(60,680)	(58,490)	(295,773)	(229,419)
Equity investment income	6,535	—	17,154	—
Total other (expenses) income	(98,994)	5,398	22,502	30,829
(Loss) income from continuing operations before income taxes	(51,094)	(66,713)	390,246	(1,775,335)
Income tax benefit (provision)	15,918	104,161	(155,594)	753,006
(Loss) income from continuing operations, net of income taxes	(35,176)	37,448	234,652	(1,022,329)
Loss from discontinued operations, net of income taxes	(44,467)	(965)	(45,984)	(3,122)
Net (loss) income	$(79,643)	$36,483	$188,668	$(1,025,451)

Net (loss) income per share:
Basic:
Continuing operations	$(0.12)	$0.13	$0.78	$(3.65)
Discontinued operations	(0.14)	(0.01)	(0.15)	(0.01)
Total	$(0.26)	$0.12	$0.63	$(3.66)

Diluted:
Continuing operations	$(0.12)	$0.12	$0.78	$(3.65)
Discontinued operations	(0.14)	—	(0.16)	(0.01)
Total	$(0.26)	$0.12	$0.62	$(3.66)

Weighted average shares outstanding:
Basic	300,674	299,510	300,452	280,039
Diluted	302,467	301,784	302,476	280,039

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	December 31,
	2010	2009

Assets:
Current assets	$638,037	$385,650
Net oil and natural gas properties	5,132,904	4,167,733
Restricted cash	—	213,704
Assets held for sale	74,448	—
Equity investment	217,240	—
Other noncurrent assets	1,561,813	1,894,984
Total assets	$7,624,442	$6,662,071

Liabilities and stockholders’ equity:
Current liabilities	$857,323	$698,832
Long-term debt	2,612,852	2,592,544
Other noncurrent liabilities	609,981	47,023
Stockholders’ equity	3,544,286	3,323,672
Total liabilities and stockholders’ equity	$7,624,442	$6,662,071

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net (loss) income	$(79,643)	$36,483	$188,668	(1,025,451)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation and amortization	146,670	106,261	461,731	396,644
Full cost ceiling impairment	—	105,958	—	1,838,444
Income tax (benefit) provision	(43,235)	(104,767)	127,346	(754,968)
Write down of midstream assets and loss on sale	70,195	—	70,195	—
Stock-based compensation	6,191	3,696	23,229	14,458
Net unrealized loss (gain) on derivative contracts	132,153	23,649	(58,075)	120,401
Amortization of deferred gain	(31,395)	—	(155,234)	—
Equity investment income	(6,535)	—	(17,154)	—
Distributions from equity affiliate	8,232	—	21,422	—
Loss on early extinguishment of debt	(290)	—	38,404	—
Other operating	8,977	8,304	45,381	24,230
Cash flow from operations before changes in working capital	211,320	179,584	745,913	613,758
Changes in working capital	(68,106)	24,793	(240,286)	65,369
Net cash provided by operating activities	143,214	204,377	505,627	679,127

Cash flows from investing activities:
Oil and natural gas capital expenditures	(692,585)	(554,349)	(2,424,292)	(1,718,741)
Proceeds received from sale of oil and natural gas properties	565,620	356,636	1,178,937	357,360
Proceeds received from contribution of Haynesville gas gathering systems	(3,971)	—	917,437	—
Marketable securities purchased	(31,011)	(175,007)	(1,122,016)	(1,457,608)
Marketable securities redeemed	31,011	325,035	1,122,016	1,580,617
Increase in restricted cash	(1)	(331,561)	(198,210)	(331,561)
Decrease in restricted cash	42,923	117,857	411,914	117,857
Other operating property and equipment capital expenditures	(46,789)	(84,132)	(258,926)	(309,454)
Other intangible assets acquired	—	—	—	(105,108)
Contributions to equity affiliate	(12,452)	—	(23,426)	—
Other	—	(37,600)	—	—
Net cash used in investing activities	(147,255)	(383,121)	(396,566)	(1,866,638)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	1,106	1,278	2,927	3,945
Proceeds from issuance of common stock	—	—	—	956,500
Offering costs	—	(21)	—	(30,748)
Proceeds from borrowings	1,178,000	511,000	3,362,000	1,448,674
Repayment of borrowings	(1,174,514)	(317,198)	(3,449,402)	(1,166,711)
Debt issuance costs	(3,032)	(11,023)	(20,738)	(24,048)
Other	(80)	(5,473)	(3,768)	(5,473)
Net cash provided by (used in) financing activities	1,480	178,563	(108,981)	1,182,139

Net (decrease) increase in cash	(2,561)	(181)	80	(5,372)

Cash at beginning of period	4,152	1,692	1,511	6,883
Cash at end of period	$1,591	$1,511	$1,591	$1,511

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per unit, per share and per mcfe amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Production:
Natural gas - Mmcf	65,141	52,920	234,538	172,296
Crude oil - MBbl	512	316	1,268	1,520
Natural gas liquids - MBbl	308	32	681	290
Natural gas equivalent - Mmcfe	70,061	55,006	246,232	183,156
Average daily production - Mmcfe	761	598	675	502

Average price per unit:
Realized crude oil price - as reported	$81.13	$72.65	$76.98	$56.15
Realized impact of derivatives	(1.33)	0.18	(0.08)	2.71
Net realized crude oil price - Bbl	$79.80	$72.83	$76.90	$58.86

Realized natural gas price - as reported	$3.54	$4.07	$4.18	$3.69
Realized impact of derivatives	1.36	1.65	1.04	2.15
Net realized natural gas price - Mcf	$4.90	$5.72	$5.22	$5.84

Realized natural gas liquids price - as reported	$40.91	$37.88	$38.03	$28.20
Realized impact of derivatives	(1.93)	—	(0.93)	—
Net realized natural gas liquids price - Bbl	$38.98	$37.88	$37.10	$28.20

Cash flow from operations (1)	211,320	179,584	745,913	613,758
Cash flow from operations — per share (diluted)	0.70	0.60	2.47	2.19

Average cost per Mcfe:
Production:
Lease operating	0.22	0.42	0.26	0.43
Workover and other	0.16	0.02	0.07	0.02
Taxes other than income	(0.08)	0.32	0.04	0.31
Gathering, transportation and other:
Oil and natural gas	0.72	0.31	0.61	0.38
Midstream	0.01	0.09	0.05	0.06
General and administrative:
General and administrative	0.46	0.74	0.53	0.53
Stock-based compensation	0.09	0.07	0.09	0.08
Depletion	2.04	1.83	1.81	2.07

(1)         Represents cash flow from operations before changes in working capital.  See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Unrealized loss (gain) on derivatives:(1)
Natural gas	$107,208	$21,186	$(75,663)	$109,363
Crude oil	24,867	2,463	17,223	11,038
Natural gas liquids	78	—	365	—
Total mark-to-market non-cash charge	132,153	23,649	(58,075)	120,401
Full cost ceiling impairment	—	105,958	—	1,838,444
Amortization of deferred gain	(31,395)	—	(155,234)	—
Write down of midstream assets and loss on sale(2)	70,195	—	70,195	—
Expense of deferred financing costs(3)	1,017	—	4,378	911
Loss on early extinguishment of debt(4)	(290)	—	46,794	—
Total selected items, before tax	171,680	129,607	(91,942)	1,959,756
Income tax effect of selected items(5)	(60,641)	(130,363)	41,934	(826,186)
Selected items, net of tax	111,039	(756)	(50,008)	1,133,570
Net (loss) income, as reported	(79,643)	36,483	188,668	(1,025,451)
Net income, excluding selected items	$31,396	$35,727	$138,660	$108,119

Basic net (loss) income per share, as reported	$(0.26)	$0.12	$0.63	$(3.66)
Impact of selected items	0.37	—	(0.17)	4.05
Basic net income per share, excluding selected items	$0.11	$0.12	$0.46	$0.39

Diluted net (loss) income per share, as reported	$(0.26)	$0.12	$0.62	$(3.66)
Impact of selected items	0.37	—	(0.17)	4.02
Diluted net income per share, excluding selected items	$0.11	$0.12	$0.45	$0.36

(1)         Represents the non-cash unrealized loss (gain) associated with the mark-to-market valuation of outstanding derivative contracts.

(2)         Amount is presented net of income taxes in “Loss from discontinued operations, net of income taxes” as it relates to the Fayetteville Shale sale assets that have been classified as discontinued operations.

(3)         Represents non-cash charges related to the write-off of debt issuance costs associated with the senior revolving credit facility.

(4)         Represents charges related to the write-off of debt issuance costs, discounts and premiums in conjunction with the redemption of the Company’s 9.125% Senior Notes due July 15, 2013.  Also represents the premiums paid to noteholders for early redemption of the 9.125% Senior Notes.

(5)         Includes $6.7 million and $70.7 million for non-cash deferred income tax adjustment for 2010 and 2009, respectively.